Exhibit 99.1

Organovo Holdings Appoints James T. Glover to Board of Directors

SAN DIEGO, CA – July 9, 2012 – Organovo Holdings, Inc. (OTCQB: ONVO), a biotechnology company focused on delivering breakthrough three-dimensional (3D) bioprinting technology, today announced that James T. Glover has been appointed to the Company’s Board of Directors. Mr. Glover was also appointed to serve as chair of the Audit Committee, chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee of the Board.

Mr. Glover was the Senior Vice President, Operations and Chief Financial Officer of Anadys Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company acquired by Hoffmann-La Roche Inc., from 2006 to 2009. From 1989 to 2006, he was employed by Beckman Coulter, Inc., a leading biomedical testing instruments company, most recently serving as Senior Vice President and Chief Financial Officer. Mr. Glover served as a director of Varian, Inc., a publicly-traded company purchased by Agilent Technologies, and was Varian’s audit committee chairman. He currently serves as a director for a non-profit corporation. Mr. Glover received his B.S. in accounting from California State Polytechnic University and his M.B.A. from Pepperdine University. Mr. Glover, age 62, is also a certified public accountant.

“We are delighted to have James Glover join our Board. In addition to his extensive financial and accounting background, his operating experience in the pharmaceutical, medical technology and laboratory instrumentation industries will be invaluable as Organovo continues to build its business and its technology platform. James’s skill set and experience compliment an already strong Board that is focused on delivering research and medical applications using our breakthrough 3D bioprinting technology”, commented Keith Murphy, chairman and chief executive officer of Organovo.

About Organovo Holdings, Inc.

Organovo is a three-dimensional biology company focused on delivering breakthrough bioprinting technology and creating tissue on demand for research and medical applications. The company’s NovoGen three-dimensional bioprinting technology is a platform that works across all tissue and cell types. Organovo’s NovoGen MMX Bioprinter was selected as one of the “Best Inventions of 2010” by TIME Magazine. Organovo is helping pharmaceutical partners develop human biological disease models in three dimensions that enable therapeutic drug discovery and development. Organovo’s bioprinting technology can also be developed to create surgical tissues as direct therapy. Organovo leads the way in solving complex medical research problems and building the future of medicine. For more information, please visit http://www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our most recent Quarterly Report on Form 10-Q. We do not undertake to update these forward-looking statements made by us.

Company Contact:	Investor Relations:
Barry Michaels	Gerry Amato
Chief Financial Officer	Booke and Company Inc.
858-224-1003	admin@bookeandco.com
bmichaels@organovo.com